Exhibit 10.2

JIVE SOFTWARE

TRANSITION AGREEMENT

for

Anthony Zingale

This Transition Agreement (“Agreement”) is made by and between Anthony Zingale (“Executive”) and Jive Software, Inc. (the “Company”; the Company and Executive are collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive has been serving as the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors (the “Board”);

WHEREAS, the Parties wish to provide for Executive’s orderly transition of his day-to-day duties as chief executive officer of the Company and wish to continue Executive’s employment with the Company as Executive Chairman through November 10, 2015 (the “Transition Period”) pursuant to the terms of this Agreement; and

WHEREAS, the Parties mutually desire to have the Executive remain on the Board and provide substantial services as Executive Chairman pursuant to the terms of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

AGREEMENT

1. Title and Duties.

(a) Transition. As of November 10, 2014 (the “Effective Date”), Executive will voluntarily resign as Chief Executive Officer of the Company and will continue his employment with the Company as Executive Chairman during the Transition Period. As Executive Chairman, Executive will render such business and professional services in the performance of his duties as are set forth on Exhibit A attached hereto, and such other duties, consistent with such position, as may be reasonably be assigned to him by the Board from time-to-time. During the Transition Period, Executive will perform his duties faithfully and to the best of his ability. For the duration of the Transition Period, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. At the end of the Transition Period, Executive’s employment with the Company will terminate unless the Parties mutually agree in writing otherwise. Notwithstanding anything herein to the contrary, Executive’s employment with the Company during the Transition Period shall continue to be at-will and may be terminated by either Party at any time with or without cause. The actual date of Executive’s termination of employment is referred to hereunder as the “Separation Date.”

(b) Member of the Board of Directors. As of and following the Effective Date, Executive will continue to serve as Chairman and member of the Board, subject any required approval by the Company’s stockholders.

(c) Resignation as an Officer. On the Effective Date, Executive will be deemed to have resigned from his employment as an officer of the Company and its subsidiaries voluntarily, without any further required action by the Executive; provided however, if the Company requests, Executive will execute any documents necessary to reflect his resignation. After the Effective Date, Executive will not be an officer of the Company or any of its subsidiaries, although he agrees to certify the Company’s financial statements for the third fiscal quarter of 2014.

2. Compensation.

(a) Cash Compensation.

(i) During the Transition Period, the Company will pay Executive as compensation for his services a base salary at his current annualized rate of $450,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

(ii) If the Separation Date occurs before the end of the Transition Period, Executive will be eligible to receive any accrued but unpaid Base Salary. In addition, if the Separation Date occurs after January 1, 2015 and before the end of the Transition Period for any reason other than a termination by the Company for Cause, and, subject to Executive signing and not revoking a release of claims in a form reasonably satisfactory to the Company (the “Release”) within 60 days following the termination date (the “Release Deadline”), Executive will continue to receive payments of his Base Salary through the end of the Transition Period. Such payments will commence not later than 7 calendar days after the effective date of the Release and include any payments that otherwise would have been made during such 60-day period, and will continue thereafter in accordance with the Company’s normal payroll practices through the next Company payroll date following November 14, 2015.

(iii) For purposes of this Agreement, “Cause” means:

(1) Executive’s commission of an act of material fraud or dishonesty against the Company;

(2) Any intentional refusal or willful failure to carry out the reasonable instructions of the Chief Executive Officer or the Board of Directors;

(3) Executive’s conviction of, guilty plea or “no contest” plea to a felony or to a misdemeanor involving moral turpitude. Moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice, or ethics as to be shocking to the moral sense of the community;

(4) Executive’s gross misconduct in connection with the performance of his duties;

(5) Executive’s improper disclosure of confidential information or violation of material Company policy or the Company code of ethics;

(6) Executive’s breach of his fiduciary duty to the Company; or

(7) Executive’s failure to cooperate with the Company in any investigation or formal proceeding or Executive’s being found liable in a Securities and Exchange Commission enforcement action or otherwise being disqualified from serving in his or her role.

(b) Equity Awards.

(i) During the Transition Period, Executive will continue to vest in his outstanding Company equity awards to acquire shares of the Company’s common stock that are listed on Exhibit B attached hereto (each, an “Equity Award”) in accordance with the existing vesting schedule of each Equity Award, including that he continue to provide services to the Company through the applicable vesting date.

(ii) Except as otherwise provided in Section 2(b)(iii), at the end of the Transition Period, the shares subject to the portion of each Equity Award identified under the column “To Be Cancelled at 11/10/2015” on Exhibit B will immediately be forfeited and treated as called for under the terms of the plan under which it was granted.

(iii) Notwithstanding anything to the contrary, 100% of the then-unvested portion of each Equity Award will vest and, to the extent applicable, become exercisable as of the earlier of any of the following events occurring before the end of the Transition Period: (i) Executive’s death or (ii) immediately prior to a Change in Control (as defined in by the Company equity incentive plan under which such Equity Award is granted) as long as Executive is actively providing services to the Company as of such time. In addition, in the event of Executive’s termination as a Company service provider occurring after January 1, 2015, for any reason other than a termination by the Company for Cause or due to Executive’s death, and subject to Executive signing and not revoking a Release by the Release Deadline, then 100% of the then-unvested portion of each Equity Award, less that portion identified under the column “To Be Cancelled at 11/10/2015 or Termination” on Exhibit B, will vest and, to the extent applicable, become exercisable and the portion identified under the column “To Be Cancelled at 11/10/2015 or Termination” will immediately be forfeited and treated as called for under the terms of the plan under which the applicable Equity Award was granted. Upon Executive’s termination by the Company for Cause before the end of the Transition Period, the then-unvested portion of each Equity Award will immediately be forfeited and treated as called for under the terms of the plan under which the applicable Equity Award was granted. For any Equity Award for which vesting is determined based on the achievement of performance criteria, the performance criteria will be treated as achieved at 100% of target levels under this subsection. Except as set forth in this Section 2(b) and Section 2(c) below, each Equity Award will continue to be subject to the terms and conditions of the applicable Company equity incentive plan and the award agreement under which it was granted (collectively, the “Equity Agreements”).

(c) Option Exercise Period. The exercise period for each of Executive’s outstanding options to acquire shares of the Company’s common stock will remain exercisable until the earlier of (i) the four (4)-year anniversary of the Effective Date and (ii) the original expiration date of the applicable option grant, in each case, subject to earlier termination under the terms of the applicable Company equity plan under which the option was granted.

(d) Standard Company Benefits. During the Transition Period, Executive will be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provide by the Company to its senior executives. The current benefits includes the following: medical insurance, dental insurance, life insurance, FlexTime, 401(k), and paid holidays. The standard Company benefits offerings may, at the Company’s discretion, be changed from time to time.

(e) Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder during the Transition Period, in accordance with the Company’s expense reimbursement policy in effect from time to time.

3. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employee Noncompetition, Proprietary Information and Inventions Agreement with the Company dated May 5, 2010 (the “Confidentiality Agreement”). Such information includes, but is not limited to, all customer lists, prospects, business processes, business models, equipment, records, data, notes, reports, proposals, correspondence, specifications, drawings, blueprints, sketches, materials, or other documents or property belonging to the Company.

4. Waiver of Rights under Change of Control and Retention Agreement. In exchange for the promises made herein by the Company, Executive agrees to waive his rights under Executive’s Change of Control and Retention Agreement, effective December 12, 2011 (the “Retention Agreement”) and the Retention Agreement shall terminate as of the Effective Date.

5. No Good Reason. The execution of this Agreement, the change of Executive’s title to Executive Chairman, any duties or responsibilities assigned to him in this new position that are reasonably consistent with duties and responsibilities of this position at similarly situated companies, or any other provision of this Agreement will not constitute “Good Reason” under the Retention Agreement, the employment agreement with the Company dated May 3, 2010 (the “Employment Agreement”), or any other agreement or arrangement between the Company and Executive that is in effect as of the date hereof.

6. Golden Parachute Excise Tax Best Results. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (collectively, the “Payments”) (x) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (y) would be subject to the excise tax imposed by Section 4999 of the Code, then such Payments shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, the determination of Executive’s excise tax liability and the amount required to be paid under this Section 4 shall be made in writing by a nationally-recognized independent accounting firm selected by the Company (the “Accountants”). For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. Any reduction in payments and/or benefits required by this Section 6 shall occur in the following order: (i) reduction of cash payments; (ii) reduction of acceleration of vesting of Equity Awards; and (iii) reduction of other benefits paid to Executive. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s Equity Awards.

7. Section 409A. It is intended that none of the payments or benefits under this Agreement will constitute deferred compensation under Section 409A of the Code, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”), but rather such payments and benefits will be exempt from Section 409A as payable only within the “short-term deferral period” pursuant to Treasury Regulation Section 1.409A-1(b)(4), or as resulting from an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the applicable limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), or as amounts payable upon death or a change in control event (within the meaning of Section 409A, or otherwise be exempt or comply with Section 409A, and any ambiguities or ambiguous terms will be interpreted in such manner. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

8. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

9. Arbitration. Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (whether based in contract or tort, in law or equity), or any breach or asserted breach thereof, shall be determined and settled exclusively by arbitration in San Jose, California, in accordance with the rules for dispute resolution of JAMS. Judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding this Section 9, the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or provisional relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator. The parties hereby submit themselves to the Superior Court of California in and for the County of Santa Clara as the sole and exclusive venue for the purpose of enforcing this Agreement. This Section 9 shall survive any termination of this Agreement.

10. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

11. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11 or which becomes bound by the terms of this Agreement by operation of law. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the validity of the other provisions of this Agreement shall not be impaired. If any provision of this Agreement shall be deemed invalid as to its scope, then, notwithstanding such invalidity, such provision shall be valid to the fullest extent permitted by law, and the parties agree that, if any court or arbitrator makes such a determination, such court or arbitrator shall have the power to modify the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, to enforce such provision to the fullest extent permitted by law.

13. Entire Agreement. This Agreement, the Confidentiality Agreement, the applicable Equity Agreements, and the Indemnification Agreement by and between the Company and Executive, dated December 12, 2011, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been superseded by the terms of this Agreement, including, without limitation, the Employment Agreement and the Retention Agreement.

14. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

15. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by Executive for himself and by a member of the Board. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

16. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

17. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

JIVE SOFTWARE, INC.

Dated: 11/3/14	By	/s/ Charles J. Robel
Charles J. Robel
Lead Independent Director of
Jive Software, Inc.

AGREED:	ANTHONY ZINGALE, an individual

Dated: 11/3/14	/s/ Anthony Zingale

Exhibit A

DUTIES AND RESPONSIBILITIES – EXECUTIVE CHAIRMAN

•	Nurture identified key strategic customer relationships.

•	Engage in maintaining/developing strategic partnership relations at the requests of the Office of the Chief Executive Officer (“OCEO”).

•	Engage in strategic customer selling at request of OCEO and field sales executives.

•	Offer perspective to OCEO on any critical executive staff changes or organizational changes. Participate as requested by OCEO in screening/interviewing/recommending potential candidates.

•	Offer perspective to OCEO on fundamental business and product portfolio decisions.

•	Engage as requested by Board and/or OCEO in any external M&A process.

•	Meet with shareholder and/or present at Investor Conferences if requested by OCEO.

•	In collaboration with the OCEO, set agenda and chair board meetings.

Exhibit B

Company Equity Awards

Grant Number	Grant Date	Plan/Type	Shares	Price	Vested on 11/10/2014	Exercised or Released	Cancelled at 10/28/2014	Vested and Not Exercised	Vesting During 1 year post CEO period (subject to continued service)	Vested 11/10/2015 (subject to continued service)	To Be Cancelled at 11/10/2015 or Termination	Previously Exercised	Options Exercisable at 11/10/2015 (if vested)	PSU Potentially Vested
000188	10/11/2007	2007/NQ	190,000	$0.30	190,000	(190,000)		0	0	190,000	0	(190,000)	0
I00364	03/11/2010	2007/ISO	66,225	$1.51	66,225	(66,225)		0	0	66,225	0	(66,225)	0
N00364	03/11/2010	2007/NQ	383,406	$1.51	383,406	(383,406)		0	0	383,406	0	(383,406)	0
001310	05/23/2012	2011/NQ	112,500	$17.41	67,969	0		67,969	28,125	96,094	(16,406)	0	96,094
000431	06/03/2010	2007/NQ	2,757,784	$1.75	2,757,784	(1,663,061)		1,094,723	0	2,757,784	0	(1,663,061)	1,094,723
001319	05/23/2012	2011/RSU	112,500	$0.00	56,250	(56,250)		0	28,125	84,375	(28,125)	(56,250)	28,125
002057	05/31/2013	2011/PSU	25,000	$0.00	0	0	(25,000)	0	0	0	(25,000)	0	0
002058	05/31/2013	2011/RSU	75,000	$0.00	18,750	(18,750)		0	18,750	37,500	(37,500)	(18,750)	18,750
002059	05/31/2013	2011/ISO	23,668	$16.90	5,294	0		5,294	5,554	10,848	(12,820)	0	10,848
002060	05/31/2013	2011/NQ	76,332	$16.90	30,122	0		30,122	19,447	49,569	(26,763)	0	49,569
002437	03/01/2014	2011/RSU	200,000	$0.00	33,334	(33,334)		0	66,668	100,002	(99,998)	(33,334)	66,668
002461	03/01/2014	2011/ISO	12,285	$8.14	0	0		0	0	0	(12,285)	0	0
002462	03/01/2014	2011/NQ	287,715	$8.14	50,000	0		50,000	75,000	125,000	(162,715)	0	125,000
002471	03/01/2014	2011/PSU	100,000	$0.00	0	0		0	0	0	(66,666)	0	0	33,334
TOTAL			4,422,415		3,659,134	(2,411,026)	(25,000)	1,248,108	241,669	3,900,803	(488,278)	(2,411,026)	1,489,777	33,334